Calculation of Filing Fee Tables
S-8
Bullish
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, $0.002 par value per share	457(a)	12,266,965	$ 37.00	$ 453,877,705.00	0.0001531	$ 69,488.68
Total Offering Amounts:						$ 453,877,705.00		$ 69,488.68
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 69,488.68
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 (the "Registration Statement") also covers an indeterminate number of additional ordinary shares, no par value ("Ordinary Shares"), of Bullish (the "Registrant") that may become issued under the Registrant's 2025 Omnibus Incentive Plan (the "Plan") as a result of any stock dividend, stock split, recapitalization or other similar transaction. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based upon the initial offering price per share of ordinary shares pursuant to the Registrant's Registration Statement on Form F-1/A (File No. 333-288780), declared effective on August 12, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A